Exhibit 4.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 16th day of February, 2012 (the “Effective Date”), by and between OPEL Technologies Inc., (the “Company”) and Leon M Pierhal (the “Executive”).

WHEREAS, the Company wishes to continue the employment of the Executive and the Executive wishes to be so employed by the Company.

WHEREAS, the Company wishes to amend and restate the Employment Agreement between the Executive and OPEL, Inc., dated January 1, 2006.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and intending to be legally bound hereby, it is hereby agreed by and between the parties as follows:

(1)               Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive to perform such duties as may from time to time be prescribed by the Board of Directors (the “Board”) of the Company, subject in all instances to the general supervision and direction of the Board of the Company.  The Executive hereby accepts such employment.

(2)               Duties.

(a) Generally.  The Executive shall serve as President and Chief Executive Officer of the Company and shall perform and discharge fully and faithfully such duties as are assigned to him pursuant to Section 1.  The Executive’s initial duties and responsibilities hereunder shall include, but not be limited to, those customarily performed by the president and chief executive officer of a similarly sized publicly held technology company.  The Company shall use its commercially reasonable efforts to ensure that Executive remains as a director of the Company for the duration of his employment relationship with the Company.  The Executive will operate within the bylaws, guidelines, budget, policies and procedures now or hereafter established by the Company, copies of which shall be provided to the Executive or of which the Executive is aware.

(b) Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of reasonable number of other corporations (subject to the last sentence of this Section 2(b)), trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.  In the event Executive desires to serve on the board of directors of a publicly traded corporation, he shall request and obtain the prior approval of the Board of the Company.

(c) Place of Employment.  Executive’s principal place of employment shall be at Company’s corporate offices, which are currently located at 3 Corporate Drive, Connecticut 06484.

(3)               Salary.  The Company shall pay the Executive, during the Initial Term (as defined below) of this Agreement a salary of $252,000.00 (as calculated on annualized basis (the “Salary”), before applicable local, state and federal withholding taxes, payable in accordance with normal Company pay policies. The Executive’s salary may be adjusted upward by action of the Board for any Renewal Term.

(4)               Bonus.  During the Term, the Executive will be eligible to receive a bonus as and when determined by the Board.  The bonus may be based on Executive’s individual performance in accordance with a bonus plan to be determined in the sole discretion of the Board of the Company.

(5)               Stock Options. The Executive shall be entitled to grants of Stock Options (“Options”) when and as determined by the Board of Directors consistent with the eligibility for, and grants to, senior executive employees of the Company.

The terms and conditions of any Options will be more fully described in a certain separate option agreements by and between the Company and the Executive (the “‘Option Agreement”).

(6)               Expenses.  The Executive shall be reimbursed for all reasonable, ordinary, and necessary business expenses in accordance with Company policy.  The Executive shall furnish the Company with the appropriate documentation relating to such expenses and shall comply with any additional requirements of the Company generally applicable to the Company’s Executives in connection therewith.

(7)               Benefits.  During the Term hereof, the Executive shall be entitled to the benefits generally made available to similarly situated senior executive employees of the Company as offered from time to time and as approved by the Board of the Company.

(8)               Vacation.  For each year during the Executive shall be entitled to four (4) weeks paid vacation (“Vacation”).  Notwithstanding the foregoing, Vacation is to be taken at such times as not to unduly disrupt the business of the Company in accordance with the Vacation policies of the Company in effect from time to time.  Sick, religious and personal days as well as other leave of absences shal1 be governed by the policies of the Company in effect from time to time.

(9)               Air Travel.  During the Term, the Company shall pay or reimburse Executive for the expenses of Executives business class air travel (over four hours) or first class (overseas trips) taken for purposes of Company business.

(10)        Full-Time Duties.  The Executive shall devote his full working time, attention and best efforts to fulfill his duties hereunder and, to the business and interest of the Company and its affiliates during the Term of this Agreement.

(11)        Term and Termination.

(a) Term.  Unless terminated under Sections 11(b), 11(c), 11(d), or 11(e) of this Agreement, this Agreement shall commence on the Effective Date and shall expire as of the two year anniversary of the Effective Date (the “Initial Term”).  The Agreement shall automatically renew for additional one (1) year periods unless either party provides notice of non-renewal to the other party at least sixty (60) days prior to the anniversary of the Effective Date for the first renewal period and at least sixty (60) days prior to the anniversary of the Effective Date for each subsequent renewal period (each a “Renewal Term”).  Any period calculated in this Section 11(a) is defined as the “Term.”

(b) Death or Disability.  The Company may terminate the Executive’s employment hereunder at any time after having established the Executive’s death or long-term disability.  For purposes of this Agreement “long-term disability” shall mean the incapacity, by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of devoting to the business of the Company his full commercially reasonable efforts, skill and attention, and such condition continues for a period of ninety (90) consecutive days or one hundred twenty (120) total days in any twelve (12) month period.  In the event the Executive’s employment terminates as a result of death or long term disability, then the Executive shall be entitled to the following:

(i) The payment of Salary through the date of termination;

(ii) The payment of a pro-rata bonus based (i) on the target bonus set for the year of termination, if any, or (ii) the amount of bonus paid the previous year, if no target bonus has been set, payable within 60 days following termination;

(iii) All unvested or unexercisable equity compensation becomes fully vested and remains exercisable for the remainder of the originally scheduled term.

(iv) In the event of a disability termination, continued participation in the Company’s health benefit plan for a period equal to the lesser of eighteen (18) months or his becoming eligible to participate in the health benefit plan of a new employer; and

(v) The payment of any benefits or other amounts earned, accrued or owing under- the plans and programs of the Company.

(c) With Cause. The Company may terminate the Executive’s employment hereunder at any time and without further obligation for cause.  For purposes of this Agreement, “cause” shall mean the occurrence of any of the following events on the part of the Executive during the Term hereof

(i)             any material act of personal dishonesty or a material breach of trust in connection with the Executive’s responsibilities to the Company;

(ii)          the conviction of, or entry of a plea of guilty or nolo contendere by the Executive with respect to any crime classified as a felony under any Federal, State or local law;

(iii)       materia1 violations by the Executive of the Executive’s obligations under the ethics policy of the Company in effect from time to time;

(iv)      any breach by the Executive of the Assignment of Inventions (covenants against competition and solicitation) by and between the Company and the Executive (the “Invention Agreement”) current1y in force; or

(v)         material violations by the Executive of the Executive’s material obligations under this Agreement or any continuing violation or refusal to obey the directives and/or instructions of the Board of the Company if Executive has received 30 days written notice of the alleged cause, specifying the breach by Executive and the actions required to cure it, and such identified breach remains uncured after such 30 day period, provided, however, that no such notice shall be required for any repetitive violation or refusal to obey the directives and/or instructions of the Board of the Company or if such violation is not susceptible to cure.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder at any time without cause.

(e) Executive Termination.  The Executive may terminate the Executive’s employment hereunder at any time by giving no less than 30 days’ written notice to the Company.  Company reserves the right to accept Executive’s voluntary termination immediately, without notice and without any further unearned future payment obligation.

(12)        Severance.

(a) Without Cause or Voluntary Termination.  If the Company terminates the Executive without cause pursuant to Section 11(d) of this Agreement, or if the Executive voluntarily terminates his employment for Good Reason (defined below) within sixty (60) days after learning of the event constituting Good Reason and (A) the Executive is not in breach of the Invention Agreement, and (B) the Executive executes, and does not revoke, the written Release (defined below) in accordance with Section 14 of this Agreement, then the Executive shall be entitled to the following:

(i)                   The payment of Salary through the date of termination;

(ii)                The payment of a pro-rata bonus based on (i) the target bonus for the year of termination, if any, or (ii) the amount of bonus paid the previous year, if no target bonus has been set, payable within 60 days following termination;

(iii)             A cash payment equal to eighteen (18) months of Salary, paid to Executive in accordance with standard Company payroll practices;

(iv)            The acceleration of the next two schedu1ed vesting dates of the Option schedule, following the date of Executive’s termination of employment;

(v)               Up to $20 000 in respect of outplacement counseling and services;

(vi)            Continued participation in the Company’s health benefit plan for a period equal to the lesser of eighteen (18) months or his becoming eligible to participate in the health benefit plan of a new employer, and

(vii)         The payment of any benefits or other amounts accrued or owing under the plans and programs of the Company.

(b) Change of Control.

(i) In the event of a Change of Control (as defined below), all unvested equity compensation shall immediately vest and remain exercisable for the remainder of the originally scheduled term.

(13)        Good Reason, Change of Control.

(a)  Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following events during the Term hereof:

(i) any material breach of the Agreement by the Company, including:

(1) a material diminution in the position, authority, responsibilities or benefits of the Executive;

(2) assignment of duties materially inconsistent with his positions and duties described in this Agreement;

(ii) change of the principal place of business of the Employee without his consent to a distance that is twenty or more miles farther from the executive’s current residence than as of the date hereof;

provided; however, that no act or omission described in this Section 13(a)(i) shall constitute Good Reason unless the Executive gives the Company 30 days’ prior written notice of such act or omission and the Company fails to cure such act or omission within the 30-day period.

(b) Change of Control. For the purposes of this Agreement, a “Change of Control” means: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Outstanding Company Common Stock shall not constitute a Change in Control; and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than 50% of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such acquisition of the Outstanding Company Common Stock, shall not constitute a Change in Control; (b) the consummation of (i) a reorganization, merger or consolidation (any of the foregoing, (“Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger, or (ii) the sale or other disposition of all or substantially all of the assets of the Company excluding a sale or other disposition of assets to a subsidiary of the Company; or (c) individuals, who as of the effective date hereof, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the date hereof whose election or nomination for election by the Company shareholders was approved by a majority of the Incumbent Directors (other than in an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, a tender offer or a proposed merger) shall be deemed to be Incumbent Directors.

(14)        Release as a Condition Precedent to Certain Payments. Executive agrees, as a condition to the receipt of the termination payments and benefits provided for in Section 12, that he will immediately upon termination of this Agreement execute a release agreement (the “Release”), in substantially the form attached hereto as Exhibit A releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement, Executive’s rights under any Company incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to his termination of employment) which Release shall include a non-disparagement agreement.

(15)        No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 17, such amounts shall not be reduced whether or not the Executive obtains other employment.

(16)                                      280G.

(a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”),the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject the Executive to the Excise Tax. The dollar amount of the reduction, if any, to be made with respect to any Company Payments shal1 be determined by the Company’s Accountants on or before the date such Company Payments are due and payable to the Executive. Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on a multiple of Annual Base Salary or Average Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

(b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 2800(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s Accountants such Company Payment (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 2800(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s Accountants in accordance with the principles of Section 2800 of the Code.  In the event that the Company’s Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Company’s Accountants” hereunder).  All determinations hereunder shall be made by the Company’s Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Company’s Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect.  The determination of the Company’s Accountants shall be final and binding upon the Company and the Executive.

(c) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shal1 control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.  The Company shall be responsible for all charges of the Company’s Accountant.  The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this section.

(17)        Notices.  Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (addressed as provided below) and if either: (a) actually delivered (electronically or physically) at said address; or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified,  return receipt requested or forty eight (48) hours shall have elapsed after the same shall have been deposited with a nationally recognized overnight courier; or (c) by facsimile, when transmission acknowledged by telephonic receipt:

If to the Company, to:

OPEL Technologies Inc.
3 Corporate Drive
Shelton, CT
Attention: Chairman of the Board of Directors
Tel: 203-612-2366

with a copy to:

Pierce Atwood LLP
100 Summer Street, Suite 2250
Boston, MA 02110
Attention: Timothy C. Maguire, Esq.
Tel: (617) 488-8140
Fax: (617) 824-2020

If to Executive to:

Leon M. Pierhal	with a copy to:

(18)  Disclosure.  Executive shall disclose to the Company, on the effective date of this Agreement, any of Executive’s outside activities, interests or participation in the development or sale of any and all prior, current, or pending inventions which directly or indirectly, (i) conflict or may conflict with the best interests of the Company; (ii) relate to any of the Company’s product lines or services; or (iii) relate to any activity,  project or the like that Executive may be or has been involved with on behalf of the Company.

(19)              Indemnification.  Executive shall be entitled to indemnification from the Company as may be provided in the Company’s Articles of Incorporation and Bylaws to officers and directors of the Company.  In addition, the Executive will be covered under any directors and officers’ liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.  The Executive’s rights under this Section 19 will continue so long as the Executive may be subject to such liability, whether or not this Agreement may have terminated prior thereto, provided Executive would have been entitled to such indemnification during the Term.

(20) Modification. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both the Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto, or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

(21)  Waiver.  The Executive hereby represents and warrants that all information provided to the Company in connect ion with the execution of this Agreement is true and complete, and the Executive hereby edges and agrees that the Company or its agents may check with all persons, schools, former employers and organizations to provide the Company with any relevant information with respect to Executive’s employment with the Company.

(22)  No Conflicting Agreement.  The Executive represents that he is not subject to any agreement that restricts or limits employment with the Company.

(23)  Entire Amendment.  This Agreement (and the agreements referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof: and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein and in the Invention Agreement.  This Agreement may be amended only by a writing signed by both parties hereto.

(24)  Dispute Resolution.  Any dispute between the parties arising out of this Agreement shall be resolved first by direct communication with the Chairman of the Board of the Company.  Should the parties be unable to resolve their dispute by communication, either party may submit any dispute arising out of or relating to this Agreement, or the breach thereof, to final and binding arbitration administered by the American Arbitration Association nearest the place of the Executive’s employment and pursuant to Connecticut state law.  The arbitrator shall fully implement the intent and purposes of this Agreement.  Each party will bear its own costs, fees and expenses incurred by any arbitration proceedings.

The provisions for arbitration shall not preclude either party from seeking interim or provisional relief from court in the form of a temporary restraining order, preliminary injunction or other relief concerning the dispute, either prior to or during the arbitration, if such action is deemed necessary to protect the interests of such party.  Each party will bear its own fees and expenses incurred by seeking interim or provisional relief from a court in the form of a temporary restraining order, preliminary injunction or other interim relief concerning the dispute.

(25)              Governing Law.  This Agreement shall be deemed a contract made under the laws of the State of Connecticut (without regard to its conflict of law provisions) together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.

(26)              Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(27)              Effect of Headings.  Any title of a section beading herein contained is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof

(28)              Expenses.  Prior to the occurrence of a Change of Control, the Company shall reimburse the Executive for all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company the Executive or others of the validity or enforceability of or liability under, any provisions of this Agreement or any guarantee or performance thereof if the Executive prevails in such contest.  Following a Change of Control, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof), by the Company, the Executive or others of the validity or enforceability of or liability under, any provision of this Agreement or any guarantee of performance thereof.

(29)              Successors and Assigns.

(a) All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall inure to the benefit of and be binding upon, the successors and assigns of the parties hereto.

(b) This Agreement will be enforceable by or against, the Executive or the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees.  None of the Executive’s rights or obligations under this Agreement may be assigned or transferred by the Executive other than the Executives rights to compensation and benefits, which may be transferred only by will or operation of law.  If the Executive should die while any amounts benefits have been accrued by the Executive but not yet paid as of the date of the Executive’s death and which would be payable to the Executive hereunder had the Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no such person is so appointed, to the Executive’s estate.

(c) The provisions of Sections 11(b)(i)-(v), 12(a)(i)-(vi),  l2(b)(i),  14, 15, 16, 17, 19, 24 and 28 and 29 hereof shall survive the termination of this Agreement.  Moreover, nothing herein shall relieve any party of any obligations or liabilities under this Agreement arising out of the Executive’s employment or breaches of this Agreement prior to such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representative.

OPEL TECHNOLOGIES INC.

By:

Name:

Title:	Chairman of the Board

EXECUTIVE

Leon M. Pierhal

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) dated as of this       day of                    20 1       by and between OPEL Technologies Inc., an Ontario corporation (the “Company”), and Leon M. Pierhal (“Pierhal”).

WITNESSETH:

WHEREAS, Pierhal has been employed by the Company as a president and chief executive officer;

WHEREAS, Pierhal’s employment with the Company ceased effective                             ,  201      ; and

WHEREAS. the parties desire to provide severance payments and settle all claims and issues that have, or could have been raised, in relation to Pierhal’s employment with the Company or arising out of or in any way related to the acts, transactions or occurrences between Pierhal, on one hand, and the Company, on the other hand, to date, including but not limited to, Pierhal’s employment with the Company and the termination of that employment, in accordance with that certain employment agreement, a copy of which is attached hereto (the “Employment Agreement’’).

NOW, THEREFORE, in consideration of the payments being made under the Employment Agreement and in consideration of other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Company and Pierhal agree as follows:

1.           Release by Pierhal.  Except for Pierhal’s rights arising under the Employment Agreement, Pierhal, for himself and for his representatives, heirs, successors and assigns, specifically releases, remises and forever discharges the Company and its past or present parent corporations or entities, affiliates, divisions, subsidiaries, shareholders, directors, any affiliates of its shareholders or directors, legal representatives, successors and assigns and each of the respective former and present employees, officers, directors, members, managers, partners, consultants, experts, attorneys, agents, representatives, benefit plans, benefit plan sponsors, benefit plan administrators, subsidiaries, parent companies, successors, assigns, and affiliates of any of the foregoing (collectively, the “Released Parties”) from any and all claims of any nature, known or unknown, foreseen or unforeseen, accrued or unaccrued, whether common law claims or statutory claims, in law or in equity, arising from Pierhal’s relationship with the Company, including but not limited to:

(a)               Claims under any state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation; without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar federal, state or local statute or ordinance;

(b)               Claims under any other state or federal employment related statute, or regulation (as they may have been amended through the date of this Release) relating to wages, hours or any other terms and conditions of employment; without limitation, specifically included in this paragraph arc any claims arising under the Fair Labor Standards Act. the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus

Budget Reconciliation Act of 1985 (COBRA), any Connecticut Human Rights Law, Labor Law, Whistleblower Protection Law, Wage and Hour Laws, and any similar federal, state or local statute or ordinance;

(c)                Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(d)               Any other claim arising under state or federal law, including but not limited to, the Sarbanes-Oxley Act of 2002.

2.           Older Workers Benefit Protection Act of 1990.  This paragraph is intended to comply with the Older Workers Benefit Protection Act of 1990 (“OWBPA”) with regard to Pierhal’s waiver of rights under the Age Discrimination in Employment Act of 1967 (‘‘ADEA’’):

(a)         Pierhal is specifically waiving rights and claims under AOEA;

(b)               The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Release is signed by Pierhal;

(c)                Pierhal acknowledges receiving consideration for this waiver;

(d)               Pierhal acknowledges that he has been advised to consult with an attorney before signing this Release; and

(e)                Pierhal acknowledges that after receiving a copy of this Release, Pierhal has the right to take up to 21 days to consider his decision to sign this Release; the parties agree that changes, whether material or immaterial, do not restart the running of the 21 day period.

Pierhal may revoke his release of claims solely with respect to ADEA claims within a period of seven (7) days after execution of this Release.  Pierhal agrees that any such revocation is not effective unless it is made in writing and delivered to OPEL Technologies Inc., 3 Corporate Drive, Shelton, Connecticut, Attn: Chairman of the Board of Directors by the seventh (7th) calendar day after execution of this Release.  In the event of any such valid revocation, (1) Pierhal’s shall forfeit the right to receive $5,000 from the severance payments he otherwise would be entitled to receive under the Employment Agreement; and (2) in all other respects, the Release shall remain in full force and effect, including the release of all claims other than ADEA claims as set forth in Sections 1, 3 and 4 of this Release.  This Release as it applies to ADEA claims becomes effective on the eight (8th) calendar day after it is executed, at which time Pierhal’s release of all ADEA claims will be final, binding, enforceable, and irrevocable.  This Release as it applies to claims other than ADEA claims becomes effective upon execution of this Release at which time Pierhal’s release of all claims other than ADEA claims will be final, binding, enforceable, and irrevocable.

3.           Non-Disparagement.  Pierhal and the Company agree that they will not make any disparaging, derogatory, denigrating, ridiculing or otherwise critical statements or comments, orally or in writing, either directly or indirectly, to any person concerning the Company or Pierhal or any of the other Released Parties.

4.           Specific Intent.  Pierhal specifically intends this Release to be the broadest possible release under the law, Pierhal has not instituted, and shall not hereafter institute, any lawsuit of any kind whatsoever, or file any complaint or charge, against any of the Released Parties under any federal, state, or local statute, rule or principal of common law arising out of or related to the events released hereunder.

5.           Governing Law.  This Release will be governed by the laws of the State of Connecticut (without regard to its conflict of laws provisions).

6.           Assignment.  This Release shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto.

7.           Amendment.  This Release may not be amended or modified except by an instrument in writing signed by the parties hereto.

8.           Severability.  In the event that a court of competent jurisdiction shall determine that any provision of this Release is illegal or unenforceable, such determination shall solely affect such provision in such jurisdiction and shall not impair the remaining provisions of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Pierhal have caused this Release to be executed on the date shown above.

OPEL TECHNOLOGIES, INC.

Date:	By:

Witness by:	Name:
Title:

Date:

Witnessed by:	Leon M. Pierhal

I, Leon M. Pierhal, represent and agree that I have carefully read this Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.  This Release constitutes a voluntary and knowing waiver of rights as set forth herein under the laws and statutes referenced above.

Date:	By:
Leon M. Pierhal